SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2003

CBRE HOLDING, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	000-32983	94-3391143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

355 S. Grand Avenue, Suite 3100, Los Angeles, California		90071
(Address of Principal Executive Offices)		(Zip Code)

(213) 613-3226
Registrant’s Telephone Number, Including Area Code

NA
(Former Name or Former Address, if Changed Since Last Report)

This Current Report on Form 8-K is filed by CBRE Holding, Inc., a Delaware corporation (the Company), in connection with the matters described herin.

Item 9.    Regulation FD Disclosure

The information set forth under this "Item 9. Regulation FD Disclosure" is intended to be furnished under Item 9 and also under "Item 12. Results Of Operations And Financial Condition" in accordance with SEC Release No. 33-8216. Such information shall not be deemed "filed" for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

On May 15, 2003, the Company conducted its first quarter earnings conference call, as follows:

May 15, 2003

7:00 a.m. PDT

Moderator                                       Ladies and gentlemen, thank you for standing by.  Welcome to the CB Richard Ellis First Quarter 2003 Earnings Call.  At this time all participants are in a listen-only mode.  Later we will conduct a question and answer session with instructions given at that time.  As a reminder this teleconference is being recorded.  I would now like to turn the conference over to the Chief Financial Officer, Mr. Ken Kay.  Please go ahead sir.

K. Kay                                                           Thank you for joining us today for CB Richard Ellis’ First Quarter 2003 Earnings Conference Call.  My name is Ken Kay, Chief Financial Officer for the company.  It’s my pleasure to welcome you to our regular quarterly public call.  On this call we will be covering our first quarter 2003 results, as well as providing you with an update on the Insignia acquisition.  Yesterday we filed our form 10-Q report with the SEC.

Many of you recently participated in our Road Show meetings for the bank and bond financing for the Insignia transaction.  Consequently, we will keep this call to a brief overview of what you heard on the Road Show and what you see in the form 10-Q report, relative to the first quarter.  Participating on the call with me this morning will be Ray Wirta, our Chief Executive Officer; Brett White, our President; Ron Platisha, our Executive Vice President of Finance; Debbie Fan, our Treasurer; and Gil Borok, our Global Controller.

Before we get started, I want to mention that we may make forward-looking statements during the course of this call.  These statements should be considered as estimates only, and actual results may ultimately differ from these estimates.  CB Richard Ellis undertakes no obligation to update or publicly revise any of the forward-looking statements that you may hear today.  Please refer to the company’s annual report on Form 10-K and our quarterly reports on Form 10-Q for a full discussion of the risks and other factors that may impact any estimates that you may hear today.

Just as a reminder, this is a public call, and our responses to questions must be limited to information which is acceptable for dissemination within the public domain.  With that, I’d like to turn the call over to Ray Wirta, our Chief Executive Officer.

R. Wirta                                                    Thank you, Ken, and thank you, everyone, for being on the call.  Also I want to thank everyone on the call for the hospitality you showed to Brett and me on the Road Show, as well as to Ken.  We had numerous meetings with you, individually and collectively.  To a person you were hospitable, as opposed to hostile, which might more typify the environment two years ago in our MBO show, so we appreciate that.

I’m going to talk, just briefly, and then Brett will talk about overall business operations, Ken will follow up with the financial numbers, and then I’ll come back and talk about the Insignia transaction.  We published our Q and put out our press release yesterday, and as you saw, we had terrific performance relative to last year’s first quarter, both at the top line and the bottom line.  In particular, our sales activity continued strong, and leasing actually started to pick up for the first time in some extended period.

In regard to leasing in particular, we finally noticed some downtick, or I should say absorption, relative to the previous periods when we had negative absorption, really the last almost six quarters, all of ‘01 and first half of ‘02.  Finally in the third quarter of ‘02 we had some positive absorption.  The fourth quarter was slightly negative, but not by much.  I think that directly translated into our strong fourth quarter finish last year and our good first quarter performance, starting out of the blocks.

I wanted to talk briefly about LJ Melody and Investors.  LJ Melody had a 5% revenue increase over last year, and a 55% EBITDA increase, but the EBITDA increase is really focused on changing the accrual approach and likely will even out over the rest of the year.  In regard to Investors, they had good revenue growth, 7% up.  They had, however, down EBITDA, 32% compared to the first quarter of last year.  We believe that will even out.  Really it was a function of an expense credit from last year, and then also some expenses we paid, particularly compensation expense first quarter, as compared to earlier expectation to amortize that over the full year.  So with that, let me turn it over to Brett to talk about our operations in a bit more detail.  Brett.

B. White                                                 Thanks, Ray.  In the first quarter, the number of sales transactions in the U.S. was 37% higher than the first quarter of last year, and as a result, U.S. sales revenues were up approximately 45% from the same period last year.  Additionally, the number of leasing transactions was up 3%, and revenue per lease transaction also increased, resulting in a 3% improvement in leasing revenues over the same period of the prior year.

Our domestic appraisal and valuation group also had good performance in the first quarter, with an approximate 19% increase in revenue from the prior year.  Total revenue for the Americas in the first quarter was higher by approximately 15%, while EBITDA for the region was $3.8 million or 48% above the same quarter last year, primarily due to the increased revenue performance and currency transaction gains on foreign currency denominated loans from the U.S.

In Europe, we also benefited from revenue transaction growth with favorable impact on revenues from foreign currency translation.  For the first quarter, revenues improved by approximately 52%, while EBITDA was 103% higher than the same period last year.  The increase in revenues and operating profitability was primarily driven by improved market conditions and strong investment property sales in the U.K.  Other European markets, such as Spain, Belgium, and the Netherlands, also reported higher revenues.

Asia Pacific has also improved.  Revenues for the first quarter are approximately 27% above last year, due to higher sales and leasing transaction revenue, and increased appraisal fees in Australia, New Zealand, and China.  EBITDA was 41% ahead of the prior year first quarter, due to strong revenue performance, partially offset by higher long-term incentive plan expenses.  With that, I’ll turn the call over to Ken for a financial review.

K. Kay                                                           Thanks, Brett.  Before delving into the numbers, please remember that the first quarter is seasonally the slowest quarter for both us and our competitors, and it’s not unusual for our competitors to incur operating losses during the quarter.  That being said, our first quarter of 2003 reflected significantly improved performance.  Revenue for the first quarter totaled $263.7 million, and this was $39.7 million or approximately 18% higher than the prior year, due to the factors that Brett just mentioned.

Cost of services for the quarter of $123.6 million was $24.5 million or approximately 25% higher than the prior year, driven primarily by commission expense related to the higher sales transaction revenue.  In addition, payroll-related costs, including worldwide insurance premiums and pension costs in the U.K., were higher than the same period last year.

Operating expense for the first quarter totaled $126.2 million, which was $10.3 million or approximately 9% higher than the prior year.  The increase was primarily due to higher bonus accruals established as a result of the improved operating performance, as well as higher marketing costs and one-time consulting and professional fees in the U.S. and Europe.

EBITDA for the quarter totaled $17 million.  This was an improvement of $6.5 million or approximately 62% compared to the prior year.  We also benefited from foreign currency transaction gains of $1.8 million, due to the stronger euro, Canadian, Australian, and New Zealand dollars.

Now let’s look at the balance sheet.  The March 31, 2003 cash balance was $19.4 million.  This cash balance was substantially lower than our year-end 2002 balance, due to the payment of the majority of our bonuses in the first quarter.  The remaining bonuses, related to our foreign operations, are paid in April and May.  These payments are made in the second quarter, pending financial statement review by the various statutory auditors in our international jurisdictions.

The warehouse receivable represents loans committed for purchase by Freddie Mac.  These loans are funded via a credit line, and the receivable and related debt balances fluctuate, based upon pending loan closings.  Other current assets, which include accounts receivable, were lower than year-end 2002, primarily because sales transaction revenue in the first quarter is seasonally lower than the peak production of revenue in the fourth quarter.  Goodwill and other intangible assets were consistent with year-end balances.

Current liabilities, excluding short-term debt, decreased by $91.6 million, mainly due to the payment of bonuses and taxes in the first quarter.  As is customary, we began borrowing from our revolving credit facility in mid-March.  Outstanding borrowings were $13.5 million at March 31, 2003.  In the first quarter total debt, excluding the LJ Melody warehouse line and non-recourse debt related to co-investment activity, was $480.5 million, which was $35.6 million lower than the same quarter last year.

We’ve completed our covenant calculations, as of March 31, 2003, and we are in compliance.  The interest coverage ratio was the tightest calculation.  We continue to run covenant calculation models for the balance of this year and the results of these calculations show that we will be in compliance during 2003.  I’ll now turn the call back over to Ray.

B. White                                                 Ken, why don’t I pick up Ray’s piece here?  I think his line dropped off.

K. Kay                                                           Okay.  Yes.

R. Wirta                                                    I’m sorry.  I’m back on.  Thanks, Ken.  Let me talk now about the Insignia transaction.  First, we announced the deal on February the 18th, as you’re aware, and then we are going to be funding the transaction with $100 million of Blum Capital equity; additional indebtedness, which includes a $75 million tack-on to our B term loan; $200 million of senior notes, which we priced on May 8th, I thank you very much; and cash on hand. Both parts of new financing will close, we anticipate, next week on May 22nd.

On the governmental side, we have received approval from the U.S. and French governments relative to their anti-monopoly legislation, and those were the only issues relative to that throughout the globe.  The proxy by Insignia has been reviewed by the SEC.  We have responded with Insignia to the comments raised by them.  We would expect within the next, probably, ten days to get final approval from the SEC, which would then allow the proxy to be printed, mailed out, the vote occur on Insignia stockholders, and we anticipate a very high, positive vote, by the way, with the transaction then anticipated to close, based on the timing of late June or early July.

Now let’s take a look at Insignia’s first quarter performance, and by the way they filed their Q yesterday, so there is substantial detail available in the public markets for you to access, if you care to study their numbers a bit further.  Their consolidated service revenues were up, as were ours, but not by as much.  They were up approximately $10 million to $130.5 million, which is roughly a 9% increase over their first quarter last year.  Their revenue growth really focused on areas outside their current core location, which is New York.  They had strong growth in the southeast, Midwest, Washington D.C. area, as well as from their investment property sales, as did we, and their consulting services in the U.K.

Their New York Metropolitan presence did not perform as strongly as it has in the past, and that was partially offset by this improvement from the other areas.  So we’re encouraged by the fact that they did have positive revenue growth, which is an improvement over their performance last year and reflective of, we think, a broadening trend in the marketplace.

On the income side, they had an operating loss of $14.5 million.  As you might expect, with our pending transaction, there were several non-recurring expense items, totaling approximately $10 million.  These included a $3.9 million impairment charge on some of their real estate investments, a $2 million charge in merger-related professional fees, and $4 million charge related to retention of key professionals.

Looking to the broader transaction benefits, as we talked on the Road Show, this is a terrific transaction for our company, for a couple of important reasons.  One, it ramps up our size substantially.  Insignia is half our current size, and as we’ve mentioned in the past, adding them to our revenue creates a company twice the size of the closest competitor, and size does matter relative to client contacts and economies of scale.

Also, importantly, acquiring Insignia steps up our market position to number one in New

York, number one in London, and number two in Paris, as well as strengthens our already strong position in Los Angeles, Chicago, and Washington D.C.  And again, it’s important to be big in the big markets, not just because they’re big markets, but also because key real estate decisions are made in those markets that impact deals well outside those locales.

To protect our to-be-new revenue position, once we’ve closed the deal, we have entered into contractual relationships with a number of the key business leaders at Insignia, as well as key employees at both Insignia and CB Richard Ellis.  So we feel pretty good about being able to institutionalize what they bring to the table over the long term.

On the cost side, we have completed extensive analyses, which we have discussed in detail in the past, on the combined operations to determine how and when we’re going to be able to save money.  We have identified specifically $34 million of cost savings, of which more than 90% will be delivered at the close, so in effect in hand, and we’re optimistic that we can do appreciably better over the extended period of time.  The $34 million in savings relates specifically to the compensation of certain senior managers, who will not be joining us, their related support costs, as well as, as you might expect, overlap in field management in the area of direct leadership, human resources, legal, accounting, and other administrative functions.

As I mentioned earlier, we do expect this transaction to close in late June and early July, although we are working very closely with the Insignia people and we have the integration planning well done and well outlined, and well publicized.  So pretty much everyone knows what the situation is, and as you might anticipate, that gives us a real jump-start in realizing those integration savings.

Just one last comment, before we open it up for questions, and Brett really outlined a variety of our performances in various of our business lines, but we’re generally encouraged that, number one, in the difficult times, over the last two years, really all of our business lines, except for the leasing business, performed extremely well.  We basically had up periods on a compare basis in everything except for leasing, and now, as I mentioned earlier, we feel that leasing is now improving.  We currently have the numbers to support that.  And so we feel pretty good about where we are in the market situation.

I just want to also remind our callers and listeners that this is a public call, and so while we’ll attempt to be very forthcoming, as usual, in regard to all questions, in regard to questions relative to future performance we’ll have to be somewhat a bit more guarded, and I hope you appreciate that.  Obviously, private buyers can call us separately and have a more detailed discussion if they care to.  So with that, I’d like to ask the operator, Bill, if you wouldn’t mind reminding everyone of the telephone protocol and we can open it up to questions.

Moderator             We have nobody queuing up at this time, sir.

R. Wirta                                                    Okay.  Well, perhaps that’s an observation that between our Road Show, our various transmittals, and this brief presentation this morning that at least, for the moment, based upon current activities, nobody has any questions, which I’ll take as a positive.  Obviously, if there’s something that you think of later and want to call any of us, please feel free to do so.  Operator, I think we’re finished with the call.

Moderator             Alright.  Thank you.

R. Wirta                                                    Thank you.

Moderator                                       Ladies and gentlemen, this teleconference will be available for replay beginning today at 10:30 a.m. and running through May 22nd.  You may access the AT&T Executive Playback Service at any time by dialing 800-475-6701.  International participants may dial 320-365-3844, and your access code is 684878.  That does conclude your teleconference for today.  Thank you for your participation and for using the AT&T Executive Teleconference.  You may now disconnect.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 21, 2003		CBRE HOLDING, INC.

	By:	/s/ KENNETH J. KAY
Kenneth J. Kay
Chief Financial Officer